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                                                                      Exhibit 10

                             CERTIFICATE OF MERGER
                                       OF
                   INSIGHT HEALTH SERVICES ACQUISITION CORP.
                                      INTO
                         INSIGHT HEALTH SERVICES CORP.

     Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the "Code"), the undersigned corporation organized and existing under and by virtue of the Code.

     DOES HEREBY CERTIFY:

     FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

     Name                                         State of Incorporation
     ----                                         ----------------------
     InSight Health Services Corp.                     Delaware
     InSight Health Services Acquisition Corp.         Delaware

     SECOND: That the Agreement and Plan of Merger, dated as of June 29, 2001, by and among, InSight Health Services Holdings Corp., InSight Health Services Acquisition Corp. (formerly known as JWCH Merger Corp.) and InSight Health Services Corp., has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of
Section 251 of the Code (and with respect to InSight Health Services Acquisition Corp. in accordance with Section 228 of the Code).

     THIRD: That the name of the surviving corporation of the merger is InSight Health Services Corp.

     FOURTH: That the certificate of incorporation of InSight Health Services Corp., the surviving corporation, shall be amended to read in its entirety as set forth in Exhibit A attached hereto, and as so amended shall be the certificate of incorporation of the surviving corporation.

     FIFTH: That the Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is 4400 MacArthur Blvd., Suite 800, Newport Beach, CA 92660.

     SIXTH: That the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost to any stockholder of any constituent corporation.

     IN WITNESS WHEREOF, InSight Health Services Corp. has caused the Certificate to be executed on this 17th day of October, 2001.



                                   INSIGHT HEALTH SERVICES CORP.


                                   By: /s/ Thomas V. Croal
                                       ----------------------------------------
                                       Thomas V. Croal
                                       Executive Vice President and Chief
                                       Financial Officer







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
                                                                       EXHIBIT A

                          CERTIFICATE OF INCORPORATION
                                       OF
                         INSIGHT HEALTH SERVICES CORP.

Article I. Name.

        The name of the corporation is InSight Health Services Corp. (the "Corporation").

Article II. Registered Office.

        The address of the Corporation's registered office in Delaware is 15 East North Street, Dover (Kent County), Delaware 19901. United Corporate Services, Inc. is the Corporation's registered agent at that address.

Article III. Purpose.

        The purpose of the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the Delaware General Corporation Law (the "DGCL").

Article IV. Capitalization.

        The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100 shares of Common Stock, $0.001 par value (the "Common Stock").

Article V. Common Stock.

        The powers, rights and other matters relating to the Common Stock are as follows:

             (i) Subject to the limitations set forth in this Article V, dividends may be paid on the Common Stock out of any funds legally available for that purpose, when, as and if declared by the Board of Directors.

             (ii) In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of outstanding shares having superior liquidation preferences to Common Stock the full preferential amounts to which they are respectively entitled, the holders of outstanding shares of Common Stock shall be entitled to receive pro rata, according to the number of shares held by them, the remaining assets of the Corporation legally available for distribution to the stockholders.

             (iii) At every meeting of the stockholders every holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in his name on the stock transfer records of the Corporation provided that, if at

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
         any time there is outstanding more than one class of stock, the Corporation may not effect or consummate (1) any merger or consolidation of the Corporation with or into any other entity; (2) any sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to or with any other person; or (3) any dissolution of the Corporation, unless such transaction is authorized by the holders of the Common Stock voting separately as a class (provided that the foregoing shall not apply to any merger or other transaction described above if the other party to the merger or other transaction is a Subsidiary of the Corporation. For purposes hereof, a "Subsidiary" is any person more than 50% of the voting securities of which are owned directly or indirectly by the Corporation; and a "person" is any individual, partnership, corporation or entity.)

Article VI. Conduct of Business.

         The following provisions relate to the management of the business and the conduct of the affairs of the Corporation and are not inserted for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders;

                  (i) By-Laws. The election of officers may be conducted in any manner the By-Laws provide, and need not be by written ballot.

                  (ii) Amendment of By-Laws. The Board of Directors shall have the power to make, alter, amend or repeal the By-Laws of the Corporation, except to the extent that the By-Laws otherwise provide.

Article VII. Indemnification.

         The Corporation shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or proceeding whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation or serves or served any other enterprise as a director or officer at the request of the Corporation or any predecessor of the Corporation. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

Article VIII. Section 203.

         The Corporation elects not to be governed by Section 203 of the DGCL.

Article XI. Original Incorporator.

         The original incorporator of the Corporation is J. Kevin Boardman, 1445 Ross Avenue, Suite 4600, Dallas, TX 75202.

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